HEI Exhibit 10.10(c)

HAWAIIAN ELECTRIC INDUSTRIES, INC.

EXCESS PAY PLAN

Addendum for Richard M. Rosenblum

WHEREAS, Richard M. Rosenblum is the President and Chief Executive Officer of Hawaiian Electric Company, Inc. (“HECO”);

WHEREAS, HECO is a participating employer in the Hawaiian Electric Industries, Inc. Excess Pay Plan (the “Excess Pay Plan”), which provides non-tax-qualified deferred compensation benefits to a select group of highly compensated management employees of Hawaiian Electric Industries, Inc. (“HEI”) and its subsidiaries in excess of the tax-qualified pension benefits that can be provided to such employees because of the limitations in Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended;

WHEREAS, Mr. Rosenblum is a participant in the Excess Pay Plan;

WHEREAS, the offer letter dated December 8, 2008, under which HECO hired Mr. Rosenblum as President and Chief Executive Officer, provides that Mr. Rosenblum will be credited with two years of age and service for purposes of calculating his Excess Pay Plan benefit, assuming that the Compensation Committee of the Board of Directors of HEI and the HECO and HEI boards approve the extra cost related to this grant of extra age and service credit;

WHEREAS, HECO and Mr. Rosenblum intended that the credit for an additional two years of age and service would be used in calculating Mr. Rosenblum’s Excess Pay Plan benefit only if it increased Mr. Rosenblum’s Excess Pay Plan benefit; and

WHEREAS, HEI and the other participating employers in the Excess Pay Plan provide participant-specific non-tax-qualified deferred compensation benefits to certain highly compensated management employees through Appendix I of the Excess Pay Plan;

NOW, THEREFORE, HECO and Mr. Rosenblum agree as follows:

1. Mr. Rosenblum’s Excess Pay Plan benefit shall be determined in accordance with the provisions of the Excess Pay Plan as amended effective January 1, 2009, and as further amended hereafter, subject to the following adjustments:

a. Solely for purposes of calculating Mr. Rosenblum’s Excess Pay Plan benefit:

i. Mr. Rosenblum shall be treated as if he had two additional years of “Credited Service” in the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (the “HEI Retirement Plan”).

ii. At the time of Mr. Rosenblum’s retirement, he shall be treated as if he were two years older if the increase in age would increase his Excess Pay Plan benefit.

2. Except as provided in this Addendum, all provisions of the Excess Pay Plan, as amended effective January 1, 2009, and further amended hereafter, shall apply to Mr. Rosenblum’s Excess Pay Plan benefit. For example, the five-year vesting requirement in the HEI Retirement Plan will continue to apply for purposes of determining Mr. Rosenblum’s vested interest in the Excess Pay Plan. The credit for two years of additional service applies only in calculating “Credited Service”; it does not apply in determining “Vesting Service,” as defined in the HEI Retirement Plan.

3. Subject to Sections 4.1(b)(2) and 4.3 of the Excess Pay Plan, Mr. Rosenblum’s Excess Pay Plan benefit shall be paid at the time and in the form provided under Section 4.1(b)(1) of the Excess Pay Plan (i.e., Mr. Rosenblum’s Excess Pay Plan benefit shall commence to be paid six (6) months following Mr. Rosenblum’s Separation from Service in the form of a single life annuity or other actuarially equivalent life annuity available at the time of payment under the HEI Retirement Plan).

4. This Addendum shall be part of Appendix I of the Excess Pay Plan and shall be maintained by the employee benefits department of HECO as part of the schedule identified in Appendix I.

Hawaiian Electric Company, Inc. and Richard M. Rosenblum have executed this Addendum to the Hawaiian Electric Industries, Inc. Excess Pay Plan this 16th day of November, 2009.

HAWAIIAN ELECTRIC COMPANY, INC.

/s/ Richard M. Rosenblum	By	/s/ Constance H. Lau
Richard M. Rosenblum		Its Chairman of the Board

Exhibit 1

HEI Retirement and Excess Pay Plans — Estimated Net Periodic Pension Cost for Richard Rosenblum

	(1)	(2)	(3)	(4)
	Retirement Plan 59/0	Excess Pay Plan 59/0	Add’l CostExcess Pay Plan Add 2 Yrs CS 59/2	Estimated Total Cost All Plans
	(1)	(2)
Estimated Net Periodic Pension Cost

(1) Service Cost
a) Service Cost	$39,754	$54,625	$—	$94,379
b) Interest	2,634	3,619	—	6,253

c) Total	42,388	58,244	—	100,632
(2) Interest Cost	—	—	188,759	188,759
a) Pension Benefit Obligation (PBO)
b) Expected Distributions	—	—	—	—
c) Expected Weighted Distributions	—	—	—	—
d) Average Expected PBO	—	—	188,759	188,759
e) Interest Cost	—	—	12,505	12,505

(3) Amortization of Prior Service Cost	—	—	25,680	25,680

(4) Estimated Net Periodic Pension Cost	42,388	58,244	38,185	138,817

Discount rate:	6.625%
Long term asset return rate:	N/A
Salary scale:	graded

Column 1 shows the HEI qualified plan estimated cost for Richard Rosenblum
Column 2 shows the HEI excess pay plan estimated cost for Richard Rosenblum

Column 3 shows the estimated cost under the excess pay plan for Richard Rosenblum if he were given two additional years of credited service (Note: the two year age increase does not affect the plan’s pension cost based on current assumptions)

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